Exhibit 10.3
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of March 5th, 2008 by and between Jody E. Miller (the “Executive”) and Mobile Mini, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Executive and Mobile Storage Group, Inc., a California corporation (“MSG”, which term includes the corporation that survived the migratory merger by which MSG changed its state of domicile to the State of Delaware) are parties to that Employment Agreement dated as of January 13, 2004 (as amended, the “Prior Agreement”);
     WHEREAS, Company and MSG are parties to that certain Agreement and Plan of Merger, whereby, among other things, MSG shall merge with and into Company (the “Merger”) with Company surviving the Merger; and
     WHEREAS, Company desires Executive to serve as Senior Vice President of Company following the Merger for the term and upon the other conditions hereinafter set forth and that the Prior Agreement be terminated and of no force or effect from and after the effective time of the Merger;
     NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:
ARTICLE 1
Employment
     Section 1.1 Position; Term; Condition Precedent; Responsibilities. The Company shall employ the Executive as its Senior Vice President for a term commencing on the later to occur of (A) the date of the closing of the Merger and (B) the date first above written (the “Commencement Date”) and end the date first above written (the “Commencement Date”) and ending on the date this Agreement is terminated pursuant to Article 3. The term of employment as prescribed in this Section 1.1 is hereinafter called the “Employment Period”. Subject to the powers, authorities and responsibilities vested in the Board of Directors (the “Board”) of the Company and in duly constituted committees of the Board under the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Executive shall have the responsibilities assigned to him by the President and Chief Executive Officer of the Company, including the execution of the business plans, and shall report to the Chief Operating Officer. The Executive shall also perform such other executive and administrative duties as the Executive may reasonably be expected to be capable of performing on behalf of the Company and its subsidiaries, as may from time to time be authorized or requested by the Chief Operating Officer. The Executive agrees to be employed by the Company in all such capacities for the Employment Period subject to all the covenants and conditions hereinafter set forth. For clarity and notwithstanding anything to the contrary herein, Executive and the Company acknowledge and agree that this Agreement and the rights and obligations provided for herein shall not have effect unless and until the Merger closes.
     Section 1.2 Faithful Performance. During the Employment Period, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote substantially all of his business time and attention to the transaction of the business of the Company and its subsidiaries and not engage in any other business activities except with the approval of the Board. The Executive covenants, warrants and represents to the Company that he shall: (i) devote his best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of loyalty and the highest ethical standards of conduct in the performance of his duties; and (iii) do nothing which the Executive knows or should know will harm, in any way, the business or reputation of the Company or any of its subsidiaries.
ARTICLE 2
Compensation
     Section 2.1 Basic Compensation. As compensation for his services hereunder, the Company shall pay to the Executive during the Employment Period an annual salary of $195,000 (the “Base Salary”), payable in installments in accordance with the Company’s normal payment schedule for senior management of the Company and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees and five percent of which is paid in consideration for Executive having signed and being bound by the Exhibit B (the “Confidential and Proprietary Information Agreement”). The Executive’s annual salary in effect from time to time under this Section 2.1 is hereinafter called his “Basic Compensation”. Such Basic Compensation shall be determined on a pro rata basis for any period described in Article 3 which is not equal to one year.
     Section 2.2 Discretionary Incentive Compensation. A discretionary bonus for any year within the Employment Period may be paid upon the achievement of certain targeted financial results and operational and strategic objectives as may be determined by the Compensation Committee of the Board pursuant to such bonus plans as the Committee may in its discretion adapt. The bonus amount, bonus calculation and targets will be subject to the Employee Summary Agreement then in affect. Such targets and objectives shall be established in the Company’s, annual budget process, and any discretionary bonus payable hereunder shall be payable no later than the date discretionary bonuses are payable to other officers of the Company. Any discretionary bonus paid to Executive hereunder shall be referred to herein as a “Discretionary Bonus.”
     Section 2.3 Participation in Equity Plans. On the date of the closing of the Merger, the Executive shall receive 18,594 shares of restricted common stock (the “Restricted Shares”) pursuant to the Mobile Mini, Inc. 2006 Equity Incentive Plan (the “Plan,” which term shall include any successor or replacement equity-based incentive plan adopted by the Company). The Restricted Shares shall vest in equal annual installments over the four-years following the closing of the Merger, and will be subject to the other terms and conditions of an agreement in a form identical in all material respects to Exhibit C attached hereto. Beginning in respect of 2009 and in subsequent periods, the Executive shall be eligible to receive options to acquire shares of common stock and/or shares of restricted common stock pursuant to the Plan, based upon and subject to the discretion of the Board or a committee thereof and the terms of the Plan, which may be amended from time to time in the sole discretion of the Board or a committee thereof; all or a portion of such grants or awards may include vesting provisions that are dependent upon the Executive and/or the Company achieving stated performance criteria.
     Section 2.4 Other Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, including group health care plans and life insurance plans of the Company, to take up to three weeks of time off for vacation or illness and to receive all such fringe benefits (including 401(k) savings plan) as are from time to time made generally available to the senior management of the Company. Company shall pay Executive a car allowance of up to $650 per month to reimburse the Executive the cost of leasing an automobile, and the Executive shall be responsible for payment of all costs of operation, including, without limitation, insurance and mileage in excess of the maximum annual mileage allowance set forth in the lease.
     Section 2.5 Expenses Reimbursements. The Company shall reimburse the Executive for all proper expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Company.
ARTICLE 3
Termination of Employment
     Section 3.1 Events of Termination.
          (a) Termination for Disability, Cause or Breach of Article 4. In the event during the Employment Period there should occur any of the following (as determined by the Board): (i) the “Disability” (as hereinafter defined) of the Executive, (ii) “Cause” (as hereinafter defined) of the Executive or (iii) the breach by the Executive of the terms of Article 4 of this Agreement (as determined by the Board), the Board may elect to terminate the rights and obligations of the parties hereunder by written notice to the Executive, except as otherwise provided in this Section 3.1. In the event the Board exercises its election to terminate the Executive’s employment pursuant to the Section 3.1, the Employment Period shall terminate effective with such notice, and the Executive shall be entitled to receive any accrued but unpaid amounts under Section 2.1 and any incurred but unreimbursed expenses under Section 2.5, in each case through the effective date of such termination, less standard withholdings for tax and social security purposes. Except as set forth in Section 3.1(b) and as otherwise required under any applicable benefit plan or statute, the Executive shall not be entitled to receive any other amount under this Agreement.
          (b) Termination for Disability, Without Cause or Good Reason. In the case of (i) termination of this Agreement pursuant to Section 3.1(a)(i), (ii) termination of this Agreement without Cause or (iii) termination of this Agreement for “Good Reason”, the Executive shall be entitled to: (A) participate at Executive’s expense in the insurance benefits described in Section 2.4 for a period of 12 months from the date of the termination of this Agreement (the “Termination Date”); provided, however, that the Executive’s right to participate in insurance benefits shall terminate in the event the Executive obtains new employment and has the ability to obtain comparable insurance benefits through such new employment and (B) receive compensation equal to the Basic Compensation, as determined pursuant to Section 2.1, for a period of 12 months after the Termination Date (the “Continuing Salary”). In each case such amounts shall be payable in accordance with the Company’s payroll procedures for senior management and as if the Executive’s employment had continued for such period.
     The Company’s obligation to pay the Continuing Salary or any portion thereof shall be conditioned upon the Executive executing and delivering to the Company a mutual release agreement substantially in the form of Exhibit A hereto (the “Release Agreement”). The Company shall be deemed for all purposes to have executed and delivered the Release Agreement to the Executive immediately upon the Company’s receipt of the Release Agreement duly executed by the Executive. In addition, the Company shall have no obligation to make any payment of the Continuing Salary if the Executive shall be in default of his obligations under Section 4.1.
            Section 3.2 Death. In the event of the death of the Executive during the Employment Period, this Agreement shall be deemed immediately terminated and his Designated Successors shall be entitled to (A) receive any accrued and unpaid compensation under Section 2.1, (B) receive reimbursement for any unreimbursed expenses under Section 2.5, and (C) receive the Discretionary Bonus, if any, as determined pursuant to Section 2.2, provided that the amount of such Discretionary Bonus shall be prorated to the date of termination, in each case less standard withholdings for tax and social security purposes. In each case, such amounts shall be payable in accordance with the Company’s payroll procedures for senior management and as if the Executive’s employment had continued for such period. In addition, family members of the Executive who were participating in any of the insurance benefits described in Section 2.4 on the date of the termination of this Agreement shall continue to participate in such insurance benefits for a period commencing as of the termination of this Agreement and ending six months from the termination of this Agreement.
            Section 3.3 Voluntary Termination by Employee. If the Executive chooses to terminate his employment with the Company for any reason other than Good Reason, the Executive shall provide written notice to such effect to the Company’s Board, in which case the Employment Period shall terminate effective with such notice, and the Executive shall be entitled to receive any accrued but unpaid amounts under Section 2.1 and any incurred but unreimbursed expenses under Section 2.5 less standard withholdings for tax and social security purposes, in each case through the effective date of such termination and, except as required under any applicable benefit plan or statute, the Executive shall not be entitled to receive any other amount under this Agreement.
            Section 3.4 Definitions of Certain Terms.
                (a) “Cause” used in connection with the termination of employment of Executive shall mean a termination due to a finding by the Board in good faith that such Executive has (i) committed an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company; (ii) engaged in dishonesty or willful misconduct in the performance of duties; or (iii) engaged in any willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, that no act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after the notice of termination is given by the Company shall constitute Cause for purposes of this Agreement.
          (b) “Designated Successors” shall mean such person or persons or the executors, administrators or other legal representatives of such person or persons (and in such order of priority) as the Executive may have designated in a written instrument filed with the Secretary of the Company.
          (c) “Disability” shall mean (i) the inability of Executive to substantially render to Company the services required by Company under this Agreement for more than 60 days out of any consecutive 120-day period because of mental or physical illness or incapacity, as determined by a physician, mutually agreed upon by Executive (or Executive’s legal guardian or custodian, if applicable) and Company (a “Physician”), (ii) Executive being “totally disabled” or “permanently disabled” (or has a comparable condition, if applicable) as such terms are defined in Company’s long term disability insurance policy in effect at the time of such determination or (iii) Executive’s development of any illness that is likely to result in either death or a condition described in clause (ii) above, as determined by a Physician. The date of such Disability shall be on the last day of such 60-day period.
          (d) “Good Reason” used in connection with the termination of employment by Executive shall mean a termination within 45 days following the date of, as applicable, (A) any of the following events or (B) the end of any cure period referenced below with respect to any of the following events:
               (i) the assignment to Executive of any material duties that are materially inconsistent with Executive’s title and position, authority, duties or responsibilities as contemplated by Section 1.1 of this Agreement;
               (ii) a reduction in Executive’s Basic Compensation (provided, that an “across the board” reduction in Basic Compensation and/or bonus opportunities affecting all of the senior executive employees of Company on a substantially similar basis shall not constitute “Good Reason”); or
               (iii) a relocation of the Executive’s primary place of employment to a location outside of the metropolitan area in which is located his primary place of employment prior to such relocation (the Executive hereby acknowledges that his current residence is in Lee’s Summit, MO and that is primary place of employment is in Kansas City metro; or
               (iv) a material breach by Company of its obligations under this Agreement and where such breach, if curable, is not cured within 30 days after written notice thereof is provided by Executive.
   Section 3.5 409A Considerations. Executive and Company agree to use commercially reasonable efforts to cooperate, including by restructuring the timing of payments under this

Agreement, to avoid the imposition of any additional tax, penalty or interest charge under Section 409A in respect of payments to Executive under this Agreement.
ARTICLE 4
Non-Competition; Confidential Information
     Section 4.1 Non-Competition.
          (a) From the date hereof until From the date hereof until two years after the termination of the Employment Period (subject to extension as set forth below, the “Non-Competition Period”), the Executive:
               (i) shall not engage, directly or indirectly, in any activities whether as employer, proprietor, Partner, shareholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition within the United States, England and Canada with the Company or any of its affiliates;
               (ii) shall not solicit, directly or indirectly, any person who is a customer or supplier of the Company or any of its subsidiaries for the purpose of acquiring, marketing, leasing, renting or selling mobile or fixed storage containers, storage trailers, cartage trailers, mobile offices or modular offices (the “Company Business”); and
               (iii) shall not induce or actively attempt to persuade any employee of the Company or any of its subsidiaries to terminate his employment relationship in order to enter into any competitive employment.
          (b) Except as required by law, the Executive shall not, at any time during the Non-Competition Period or thereafter, make use of any confidential information of the Company or any of its affiliates, nor divulge any trade secrets or proprietary or confidential information of the Company or any of its affiliates (including, without limitation, information relating to customers, suppliers, contracts, business plans and developments, discoveries, processes, products, systems, know-how, books and records), except to the extent that such information becomes a matter of public record (other than as a result of disclosure by the Executive) or is published in a newspaper, magazine or other periodical available to the general public or as the Company may so authorize in writing; provided, however, during the Employment Period the Executive shall be permitted to make use of confidential information in the execution of his duties under this Agreement. When the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain to the business of the Company or which were paid for by the Company other than the Executive’s counterparts of this Agreement and employment-related documents referred to herein.
          (c) The covenants contained in clauses (i) and (ii) of Section 4.1(a) shall apply within all territories in which the Company is actively engaged in the conduct of business during the Non-Competition Period.

          (d) It is the desire and intent of the parties that the provisions of Sections 4.1(a) and 4.1(b) shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Section 4.1(a) or 4.1(b) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of Section 4.1(a) or 4.1(b) shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by Sections 4.1(a) and 4.1(b).
          (e) The covenants contained in Section 4.1(b) shall survive the conclusion of the Executive’s employment by the Company and/or his service as an officer of the Company.
          (f) In the event Executive violates any provision of this Agreement, the running of the time of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved.
          (g) The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and its successors irreparable injury for which adequate remedies are not available at law. In the event of a breach or threatened breach by Executive of any provision of this Section 4.1, the Company and its successors, without proving actual damages, shall be entitled to an injunction (without the requirement to post bond) restraining Executive from (a) soliciting or interfering with employees, consultants, independent contractors, customers or suppliers of the Company, its affiliates or their respective successors, (b) disclosing, in whole or in part, the private, secret and confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed, or is threatened to be disclosed, (c) engaging, participating or otherwise being connected with any arrangement in competition with the Company’s business described in Section 4.1 or (d) otherwise violating the provisions of this Section 4.1. Nothing herein contained shall be construed as prohibiting the Company or its successors from pursuing any other remedies available to it or them for such breach or threatened breach, including without limitation the recovery of damages from the Executive.
          (h) The Executive acknowledges and agrees that (i) he has and will have a prominent role in the management, and the development of the goodwill, of the Company and its affiliates and has and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States and the rest of the world, if any, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its affiliates, (ii) the Executive has obtained confidential and proprietary information, and trade secrets concerning the business and operations of the Company and its affiliates in the United States and the rest of the world that could be used to compete unfairly with the Company and its affiliates, (iii) the covenants and restrictions contained herein are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, and (iv) the Executive desires to be bound by such covenants and restrictions.
          (i) The Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants herein, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.
          (j) If the Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants contained herein, the Executive agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.
ARTICLE 5
Miscellaneous
     Section 5.1 Notice. Any notices or required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered or certified mail, return receipt requested, as follows: if to the Executive, to his address as set forth in the records of the Company, and if to the Company, to the Company’s address set forth below, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.
Company Address:
Mobile Mini, Inc.
7420 South Kyrene Road
Suite #101
Tempe, AZ 85283
     Section 5.2 Authority; No Conflict. The Executive represents and warrants to the Company that he has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.
     Section 5.3 Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and the Executive’s rights and obligations hereunder shall inure to the benefit of and be binding upon his Designated Successors. The Executive may not assign any obligations or responsibilities he has under this Agreement.
     Section 5.4 Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 5.5 Tax Withholding. The Company may withhold from any amounts payable under this Agreement, including, without limitation, any Discretionary Bonus paid hereunder, all Federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.
     Section 5.6 Applicable Law. This Agreement shall at all times be governed by and construed interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Arizona. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the State of Arizona for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 5.7 Waiver. No waiver of any right or remedy of either party hereto under this Agreement shall be effective unless in a writing, specifying such waiver, executed by such party. A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.
     Section 5.8 Amendment or Modification. This Agreement may be amended, altered, or modified only by a writing, specifying such amendment, alteration or modification, executed by all of the parties.
     Section 5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     Section 5.10 Entire Agreement; Termination of Prior Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understanding or agreement of the parties, whether written or oral, with respect to such subject matter. This Agreement replaces and supersedes the Prior Agreement and the Prior Agreement is hereby terminated and neither Executive nor any of the corporations party thereto which were acquired directly or indirectly by Company in connection with the Merger shall have any rights or obligations thereunder from and after the date of this Agreement.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its respective duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Jody E. Miller

Jody E. Miller

COMPANY

MOBILE MINI, INC

By:	/s/ Steven G. Bunger

Name: Steven G. Bunger
Title: President